FOR IMMEDIATE RELEASE                             EXHIBIT 99.1

IES Holdings Reports Fiscal 2024 Fourth Quarter and Full Year Results

HOUSTON — November 22, 2024 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced financial results for the quarter and fiscal year ended September 30, 2024.

Fourth Quarter 2024 Highlights
•Revenue of $776 million for the fourth quarter of fiscal 2024, an increase of 20% compared with $649 million for the same quarter of fiscal 2023
•Operating income of $75.0 million for the fourth quarter of fiscal 2024, an increase of 41% compared with $53.2 million for the same quarter of fiscal 2023
•Net income attributable to IES of $63.1 million for the fourth quarter of fiscal 2024, an increase of 67% compared with $37.8 million for the same quarter of fiscal 2023, and diluted earnings per share attributable to common stockholders of $3.06 for the fourth quarter of fiscal 2024, compared with $1.66 for the same quarter of fiscal 2023
•Adjusted net income attributable to IES (a non-GAAP financial measure, as defined below) of $57.6 million for the fourth quarter of fiscal 2024, an increase of 46% compared with $39.5 million for the same quarter of fiscal 2023, and diluted adjusted earnings per share attributable to common stockholders of $2.79 for the fourth quarter of fiscal 2024, compared with $1.74 for the same quarter of fiscal 2023
•Remaining performance obligations, a GAAP measure of future revenue to be recognized from current contracts with customers, of approximately $1.2 billion as of September 30, 2024
•Backlog (a non-GAAP financial measure, as defined below) of approximately $1.8 billion as of September 30, 2024

Fiscal Year 2024 Highlights
•Revenue of $2.9 billion for fiscal 2024, an increase of 21% compared with $2.4 billion for fiscal 2023
•Operating income of $300.9 million for fiscal 2024, an increase of 88% compared with $159.8 million for fiscal 2023
•Net income attributable to IES of $219.1 million for fiscal 2024, an increase of 102% compared with $108.3 million for fiscal 2023, and diluted earnings per share attributable to common stockholders of $9.89 for fiscal 2024, compared with $4.54 for fiscal 2023

•Adjusted net income attributable to IES of $213.6 million for fiscal 2024, an increase of 91% compared with $111.9 million for fiscal 2023, and diluted adjusted earnings per share attributable to common stockholders of $9.62 for fiscal 2024 compared with $4.71 for fiscal 2023

Overview of Results
“In fiscal 2024 we continued to build on the progress we made in 2023, with all four of our operating segments growing revenue while expanding operating margins," said Jeff Gendell, Chairman and Chief Executive Officer. "Year-over-year consolidated revenue increased 21%, as we continued to see strong demand across our key end markets and continued our Residential plumbing and HVAC expansion into new markets. Operating income increased substantially compared with the prior year, both for the fourth quarter and the full fiscal year, reflecting our revenue growth, strong project execution, improved capacity utilization and favorable impacts of materials purchases. I want to thank the entire IES team for their dedication and hard work in delivering these results.

"Looking forward to fiscal 2025, we expect our Communications, Infrastructure Solutions and Commercial & Industrial operating segments to benefit from continued strong demand, particularly in our data center end markets. In addition, we see opportunities to provide all of our operating segments with additional capital to drive further organic growth. Within our Residential segment, we remain cautious about near-term single-family housing demand due to housing affordability challenges and the potential that some buyers may delay home purchases in anticipation of lower mortgage rates over the next year. Nevertheless, we expect to continue to grow our Residential business through further expansion of our plumbing and HVAC services, and we remain optimistic about long-term demand in the housing market.”

Our Communications segment’s revenue was $776.5 million in fiscal 2024, an increase of 29% compared with fiscal 2023, with increased demand from data center customers driving the growth. We also continue to see strong demand from high-tech manufacturing and e-commerce customers. The segment's operating income increased to $86.9 million for fiscal 2024, compared with $51.5 million for fiscal 2023, as we benefited from improved project execution and the impact of improved market conditions.

Our Residential segment’s revenue was $1.4 billion in fiscal 2024, an increase of 9% compared with fiscal 2023, reflecting expansion of our plumbing and HVAC trades, as well as continued strong demand, particularly in the Florida single-family housing market, and successful execution of our multi-family backlog. The Residential segment’s operating income was $137.3 million for fiscal 2024, an increase of 66% compared with fiscal 2023. During fiscal 2024, our operating margins benefited from favorable purchases of certain materials, improved project execution in our multi-family business, improved procurement processes and more disciplined project selection. While we did experience some disruption to our Florida operations as a result of hurricane Milton in mid-October, we expect only a minor impact on the Residential segment's Florida revenues in the first quarter of fiscal 2025.

Our Infrastructure Solutions segment’s revenue was $351.1 million in fiscal 2024, an increase of 62% compared with fiscal 2023, primarily driven by continued strong demand in our custom power solutions business, including generator enclosures, primarily for the data center end market. Operating income for fiscal 2024 was $67.5 million, compared with $29.2 million for fiscal 2023. The year-over-year profit improvement was driven by higher volumes, improved pricing and operating efficiencies at our facilities as well as the impact of investments we have made over the last several years to increase capacity. Greiner Industries, which we acquired on April 1, 2024, contributed $34.0 million of revenue and $2.5 million of operating income for fiscal 2024.

Our Commercial & Industrial segment’s revenue was $368.0 million in fiscal 2024, compared with $279.6 million in fiscal 2023. Segment operating income for fiscal 2024 was $41.4 million, compared with $19.3 million for fiscal 2023. The increase in revenue and improved results from fiscal 2023 to 2024 were primarily driven by strong performance on a large data center project. Results for fiscal 2023 included a $13.0 million pretax gain from the sale of our former STR Mechanical business in the first quarter of fiscal 2023. The large data center project mentioned above was substantially complete as of the end of fiscal 2024. Therefore, we expect to see a reduction in segment revenue for the first quarter of fiscal 2025, and that revenue will begin to increase going into the second quarter, as work ramps up on new projects in backlog.

Matt Simmes, President and Chief Operating Officer, commented, “During fiscal 2024, we realized the benefits of investments we have made over the past few years to build more robust and scalable platforms for growth. These initiatives include expanded capacity for our Infrastructure Solutions business, a more coordinated procurement function across all of our businesses, and better controls and processes around project selection. We are pleased to see that these efforts have generated higher margins across the business. As we enter fiscal 2025, we will continue to invest in the scalability of the business, and expect to increase our expenditures on information technology solutions that will provide better visibility and data for decision making, including through the ongoing implementation of our new ERP system. We also expect to make additional investments in human capital management, as recruiting and retention of a skilled workforce is essential to continued growth to meet the needs of our customers.”

“We generated operating cash flow of $234.4 million in fiscal 2024, reflecting improved profitability and working capital efficiency,” added Tracy McLauchlin, Chief Financial Officer. “As a result, even after making significant investments during fiscal 2024, we ended the year with no debt and a cash balance of $100.8 million, compared with no debt and a cash balance of $75.8 million at September 30, 2023. During fiscal 2024, our strong cash flow generation enabled us to acquire Greiner Industries, invest in expansion capital expenditures, purchase the 20% retained interest in Bayonet Plumbing, Heating and Air Conditioning, invest $33 million in marketable securities and repurchase $39 million of our stock on the open market, while still growing our cash balance. In fiscal 2025, we expect to continue deploying our capital for acquisitions, organic expansion of our operations and select investment opportunities.”

Stock Buyback Plan
On July 31, 2024, the Company’s Board of Directors authorized and announced a stock repurchase program for purchasing up to $200 million of our common stock from time to time, which replaced the Company's previous program. For the year ended September 30, 2024, the Company repurchased 289,284 shares at an average price of $136.34 under its previous and current programs combined. The Company had $198.1 million remaining under its stock repurchase authorization at September 30, 2024.

Non-GAAP Financial Measures and Other Adjustments
This press release includes adjusted net income attributable to IES, adjusted diluted earnings per share attributable to common stockholders, and backlog, and, in the non-GAAP reconciliation tables included herein, adjusted net income attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, each of which is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that these measures provide useful information to our investors by, in the case of adjusted net income attributable to common stockholders, adjusted earnings per share attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, distinguishing certain nonrecurring events such as litigation settlements, significant expenses associated with leadership changes, or gains or losses from the sale of a business, or noncash events, such as impairment charges or our valuation allowances release and write-down of our deferred tax assets, or, in the case of backlog, providing a common measurement used in IES's industry, as described further below, and that these measures, when reconciled to the most directly comparable GAAP measures, help our investors to better identify underlying trends in the operations of our business and facilitate easier comparisons of our financial performance with prior and future periods and to our peers. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial tables included in this press release.
Remaining performance obligations represent the unrecognized revenue value of our contract commitments. While backlog is not a defined term under GAAP, it is a common measurement used in IES’s industry and IES believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future operating trends that may not otherwise be apparent. IES’s remaining performance obligations are a component of IES’s backlog calculation, which also includes signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins. IES’s methodology for determining backlog may not be comparable to the methodologies used by other companies.

For further details on the Company’s financial results, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2024, to be filed with the Securities and Exchange Commission ("SEC") by November 22, 2024, and any amendments thereto.

About IES Holdings, Inc.

IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 9,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, a general reduction in the demand for our products or services; changes in general economic conditions, including supply chain constraints, high rates of inflation, changes in consumer sentiment, elevated interest rates, and market disruptions resulting from a number of factors, including geo-political events; competition in the industries in which we operate, which could result in the loss of one or more customers or lead to lower margins on new projects; our ability to successfully manage and execute projects, the cost and availability of qualified labor and the ability to maintain positive labor relations, and our ability to pass along increases in the cost of commodities used in our business; supply chain disruptions due to our suppliers' access to materials and labor, their ability to ship products timely, or credit or liquidity problems they may face; inaccurate estimates used when entering into fixed-price contracts, the possibility of errors when estimating revenue and progress to date on percentage-of-completion contracts, and complications associated with the incorporation of new accounting, control and operating procedures; our ability to enter into, and the terms of, future contracts; the existence of a small number of customers from whom we derive a meaningful portion of our revenues; reliance on third parties, including subcontractors and suppliers, to complete our projects; the inability to carry out plans and strategies as expected, including the inability to identify and complete acquisitions that meet our investment criteria, or the subsequent underperformance of those acquisitions; challenges integrating new businesses into the Company or new types of work, products or processes into our segments; backlog that may not be realized or may not result in profits; failure to adequately recover on contract change orders or claims against customers; closures or sales of our facilities resulting in significant future charges or a significant disruption of our operations; the impact of future epidemics or pandemics on our business; an increased cost of surety bonds affecting margins on work and the potential for our surety providers to refuse bonding or require additional collateral at their discretion; the impact of seasonality, adverse weather conditions, and climate change; fluctuations in operating activity due to factors such as cyclicality, downturns in levels of construction or the housing market, and differing regional economic conditions; difficulties in managing our billings and collections; accidents resulting from the physical hazards associated with our work and the potential for accidents; the possibility that our current insurance coverage may not be adequate or that we may not be able to obtain policies at acceptable rates; the effect of litigation, claims and contingencies, including warranty losses, damages or other latent defect claims in excess of our existing reserves and accruals; costs and liabilities under existing or potential future laws and regulations, including those laws and regulations related to the environment and climate change, as well as the inability to transfer, renew and obtain electrical and other professional licenses; interruptions to our information systems and cyber security or data breaches; expenditures to conduct environmental remediation activities required by certain environmental laws and regulations; loss of key personnel, ineffective transition of new management, or general labor constraints; credit and capital market conditions, including changes in interest rates that affect the cost of construction financing and mortgages, and the inability of some of our customers to obtain sufficient financing at acceptable rates, which could lead to project delays or cancellations; limitations on our ability to access capital markets and generate cash from operations to fund our capital needs; the impact on our effective tax rate or cash paid for taxes from changes in tax positions we have taken or changes in tax laws; difficulty in fulfilling the covenant terms of our revolving credit facility, including liquidity, and other financial requirements, which could result in a default and acceleration of any indebtedness under such revolving credit facility; reliance on certain estimates and assumptions that may differ from actual results in the preparation of our financial statements; uncertainties inherent in the use of percentage-of-completion accounting, which could result in the reduction or elimination of previously recorded revenues and profits; the recognition of potential goodwill, long-lived assets and other investment impairments; the existence of a controlling shareholder, who has the ability to take action not aligned with other shareholders or to dispose of all or a significant portion of the shares of our common stock it holds, which may trigger certain change of control provisions in a number of our material agreements; the relatively low trading volume of our common stock, which could increase the volatility of our stock price and could make it more difficult for shareholders to sell a substantial number of shares for the same price at which shareholders could sell a smaller number of shares; the possibility that we issue additional shares of common stock, preferred stock or convertible securities that will dilute the percentage ownership interest of existing stockholders and may dilute the value per share of our common stock; the potential for substantial sales of our common stock, which could adversely affect our stock price; the impact of increasing scrutiny and changing expectations from investors and customers, or new or changing regulations, with respect to environmental, social and governance practices; the cost or effort required for our shareholders to bring certain claims or actions against us, as a result of our designation of the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings; and the possibility that our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2024 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues	$775.8	$649.0	$2,884.4	$2,377.2
Cost of services	589.4	508.5	2,187.8	1,932.7
Gross profit	186.4	140.5	696.6	444.5
Selling, general and administrative expenses	110.9	87.2	396.7	298.6
Contingent consideration	0.6	0.1	0.7	0.3
(Gain) loss on sale of assets	(0.1)	0.1	(1.7)	(14.1)
Operating income	75.0	53.2	300.9	159.8
Interest expense	0.1	0.4	1.3	3.0
Other income	(5.4)	(0.6)	(5.1)	(1.8)
Income from operations before income taxes	80.3	53.4	304.7	158.6
Provision for income taxes	14.8	12.4	72.2	38.8
Net income	65.5	41.0	232.5	119.8
Net income attributable to noncontrolling interest	(2.4)	(3.2)	(13.4)	(11.5)
Net income attributable to IES Holdings, Inc.	$63.1	$37.8	$219.1	$108.3

Computation of earnings per share:
Net income attributable to IES Holdings, Inc.	$63.1	$37.8	$219.1	$108.3
Increase in noncontrolling interest	(1.0)	(4.0)	(17.1)	(15.7)
Net income attributable to common stockholders of IES Holdings, Inc.	$62.1	$33.8	$202.0	$92.6

Earnings per share attributable to common stockholders:
Basic	$3.10	$1.68	$10.02	$4.58
Diluted	$3.06	$1.66	$9.89	$4.54

Shares used in the computation of earnings per share:
Basic (in thousands)	19,991	20,192	20,160	20,197
Diluted (in thousands)	20,257	20,426	20,415	20,413

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE
TO IES HOLDINGS, INC. AND ADJUSTED EARNINGS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income attributable to IES Holdings, Inc.	$63.1	$37.8	$219.1	$108.3
Gain on sale of STR Mechanical	—	—	—	(13.0)
Gain on sale of real estate	—	—	—	(1.0)
Severance expense	—	—	—	3.6
Provision for income taxes	14.8	12.4	72.2	38.8
Adjusted income from operations before income taxes	77.9	50.1	291.3	136.6
Adjusted tax expense (1)	(20.3)	(10.6)	(77.7)	(24.7)
Adjusted net income attributable to IES Holdings, Inc.	57.6	39.5	213.6	111.9

Adjustments for computation of earnings per share:
Increase in noncontrolling interest	(1.0)	(4.0)	(17.1)	(15.7)
Adjusted net income attributable to common stockholders	$56.6	$35.5	$196.5	$96.2

Adjusted earnings per share attributable to common stockholders:
Basic	$2.83	$1.76	$9.75	$4.76
Diluted	$2.79	$1.74	$9.62	$4.71

Shares used in the computation of earnings per share:
Basic (in thousands)	19,991	20,192	20,160	20,197
Diluted (in thousands)	20,257	20,426	20,415	20,413

(1) The year ended September 30, 2024 was adjusted to remove non-cash tax benefits from the release of reserves for certain uncertain tax positions upon the lapse of the applicable statutes of limitations in fiscal 2024. The year ended September 30, 2023 was adjusted to reflect the utilization of tax net operating loss carryforwards to offset the cash impact of income tax expense. As our tax net operating loss carryforwards were substantially utilized in fiscal 2023, there was no such offset to cash taxes in the year ended September 30, 2024.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	September 30,	September 30,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$100.8	$75.8
Marketable securities	35.0	—
Accounts receivable:
Trade, net of allowance	469.8	363.8
Retainage	89.8	76.9
Inventories	101.7	95.7
Costs and estimated earnings in excess of billings	60.2	48.6
Prepaid expenses and other current assets	14.4	10.5
Total current assets	871.7	671.3
Property and equipment, net	134.2	63.4
Goodwill	93.9	92.4
Intangible assets, net	45.9	56.2
Deferred tax assets	22.4	20.4
Operating right of use assets	62.0	61.8
Other non-current assets	13.9	16.1
Total assets	$1,244.0	$981.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$363.6	$296.8
Billings in excess of costs and estimated earnings	159.0	103.8
Total current liabilities	522.6	400.6
Long-term debt	—	—
Operating long-term lease liabilities	40.4	42.1
Other tax liabilities	16.7	22.0
Other non-current liabilities	12.2	17.0
Total liabilities	591.9	481.7
Noncontrolling interest	41.0	50.0
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(90.3)	(49.5)
Additional paid-in capital	203.4	203.4
Retained earnings	497.8	295.8
Total stockholders’ equity	611.1	449.9
Total liabilities and stockholders’ equity	$1,244.0	$981.6

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Year Ended
	September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$232.5	$119.8
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	1.5	(0.1)
Deferred financing cost amortization	0.3	0.3
Depreciation and amortization	37.1	29.4
Gain on sale of assets	(1.7)	(14.1)
Non-cash compensation expense	5.5	4.4
Deferred income tax expense (benefit) and other non-cash tax adjustments, net	(1.1)	5.2
Unrealized loss on trading securities	(1.8)	—
Changes in operating assets and liabilities:
Marketable securities	(33.2)	—
Accounts receivable	(93.5)	2.9
Inventories	(3.5)	(1.1)
Costs and estimated earnings in excess of billings	(4.0)	3.5
Prepaid expenses and other current assets	(16.7)	(7.3)
Other non-current assets	0.2	2.1
Accounts payable and accrued expenses	57.9	(10.0)
Billings in excess of costs and estimated earnings	54.5	19.1
Other non-current liabilities	0.4	0.2
Net cash provided by operating activities	234.4	153.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(45.2)	(17.7)
Proceeds from sale of assets	3.7	20.6
Cash paid in conjunction with equity investments	(0.4)	(0.2)
Cash paid in conjunction with business combinations, net of cash acquired	(67.0)	—
Net cash provided by (used in) investing activities	(108.9)	2.8
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,896.3	2,381.6
Repayments of debt	(2,896.3)	(2,464.2)
Cash paid for finance leases	(4.3)	(3.3)
Purchase of noncontrolling interest	(32.0)	—
Settlement of contingent consideration liability	(4.0)	—
Distribution to noncontrolling interest	(16.2)	(11.5)
Purchase of treasury stock	(44.0)	(8.3)
Net cash used in financing activities	(100.5)	(105.8)
NET INCREASE IN CASH AND CASH EQUIVALENTS	25.0	50.9
CASH and CASH EQUIVALENTS, beginning of period	75.8	24.8
CASH and CASH EQUIVALENTS, end of period	$100.8	$75.8

IES HOLDINGS, INC. AND SUBSIDIARIES
OPERATING SEGMENT STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues
Communications	$219.9	$170.8	$776.5	$600.8
Residential	356.1	337.3	1,388.8	1,279.5
Infrastructure Solutions	110.4	58.4	351.1	217.3
Commercial & Industrial	89.4	82.5	368.0	279.6
Total revenue	$775.8	$649.0	$2,884.4	$2,377.2

Operating income (loss)
Communications	$22.6	$16.8	$86.9	$51.5
Residential (1)	34.8	30.2	137.3	82.9
Infrastructure Solutions (2)	20.7	8.1	67.5	29.2
Commercial & Industrial (3)	9.7	5.3	41.4	19.3
Corporate	(12.8)	(7.2)	(32.2)	(23.1)
Total operating income	$75.0	$53.2	$300.9	$159.8

(1) Residential's operating income for the year ended September 30, 2023 includes pretax severance expense of $3.6 million.
(2) Infrastructure Solutions' operating income for the year ended September 30, 2023 includes a pretax gain of $1.0 million related to the sale of real estate.
(3) Commercial & Industrial's operating income for the year ended September 30, 2023 includes a pretax gain of $13.0 million related to the sale of STR Mechanical.

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net income attributable to IES Holdings, Inc.	$63.1	$37.8	$219.1	$108.3
Provision for income taxes	14.8	12.4	72.2	38.8
Interest & other (income) expense, net	(5.3)	(0.2)	(3.8)	1.2
Depreciation and amortization	11.1	9.3	37.1	29.4
EBITDA	$83.7	$59.3	$324.6	$177.7
Gain on sale of STR Mechanical	—	—	—	(13.0)
Gain on sale of real estate	—	—	—	(1.0)
Non-cash equity compensation expense	1.2	1.1	5.5	4.3
Severance expense	—	—	—	3.6
Adjusted EBITDA	$84.9	$60.4	$330.1	$171.6

IES HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REMAINING PERFORMANCE OBLIGATIONS AND NON-GAAP RECONCILIATION OF BACKLOG DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	September 30,	June 30,	September 30,
	2024	2024	2023
Remaining performance obligations	$1,176	$1,177	$1,143
Agreements without an enforceable obligation (1)	610	520	415
Backlog	$1,786	$1,697	$1,558

(1) Our backlog contains signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.